Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

	1720 North First Street	September 26, 2012
	San Jose, CA 95112-4598	For Immediate Release

Contact:	Shannon Dean (310) 257-1435

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

LEADERSHIP CHANGES

SAN JOSE, CA — California Water Service Group (NYSE : CWT) announced today that effective October 1, 2012, Martin A. Kropelnicki will assume the role of President and Chief Operating Officer, and Thomas F. Smegal III will assume the role of Vice President, Chief Financial Officer and Treasurer.

Kropelnicki, 46, joined California Water Service Group as Vice President, Chief Financial Officer and Treasurer in March of 2006. Kropelnicki has over 25 years of experience, including 15 years as CFO at publicly listed companies.  Previously, he held executive and management level positions at PowerLight Corporation, Hall Kinion & Associates, Deloitte & Touche Consulting Group, and Pacific Gas & Electric Company.  Kropelnicki holds a Bachelor of Arts Degree and Master of Arts Degree in Business Economics from San Jose State University.

Smegal, 45, joined California Water Service Group in 1997 and was named Vice President, Regulatory Matters and Corporate

Relations in 2008.  Prior to 1997, he held positions at the California Public Utilities Commission.  Smegal holds a Bachelor of Science Degree in Civil Engineering and a Bachelor of Arts Degree in History from Stanford University.

Peter C. Nelson will continue in the role of Chairman and CEO.  Nelson, 64, was elected President & Chief Executive Officer of California Water Service Group in 1996 and has served as President, Chief Executive Officer, and Chairman of the Board since May of 2012.  Nelson has a wealth of experience in the regulated utility industry.  He holds a Bachelor of Science Degree in Mechanical Engineering from the University of California, Davis, and a Masters of Business Administration from the University of Massachusetts, Amherst.

Lead Director Douglas M. Brown expressed the Board’s respect for the three officers and confidence in their ability to continue to contribute to the company’s success.

“Pete has done an excellent job leading this company since 1996, and he continues to do so. We are fortunate to have him at the helm.  Marty and Tom’s new assignments will strengthen the team,” Brown said.

Nelson was equally complimentary of Kropelnicki and Smegal.

“It has been a pleasure to work with Marty and Tom.  The company will be well-served by having them in these key leadership positions,” Nelson said.

California Water Service Group is the parent company of California Water Service Company, Washington Water Service

Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services, LLC.  Together these companies provide regulated and non-regulated water service to approximately 2 million people in more than 100 California, Washington, New Mexico and Hawaii communities.  Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.”

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”).  The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act.  Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions.  Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements.  The forward-looking statements are not guarantees of future performance.  They are subject to uncertainty and changes in circumstances.  Actual results may vary materially from what is contained in a forward-looking statement.  Factors that may cause a result different than expected or anticipated include but are not limited to: governmental and regulatory commissions’ decisions, including decisions on proper disposition of property; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; changes in accounting valuations and estimates; the ability to satisfy requirements related to the Sarbanes-Oxley Act and other regulations on internal controls; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies;  the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events.  When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph.  The Company assumes no obligation to provide public updates of forward-looking statements.